EXHIBIT 5

[Letterhead of Torys]

March 21, 2002

Hollinger International Inc.
401 North Wabash Avenue
Suite 740
Chicago, Illinois 60611

Dear Sirs:

     We have acted as counsel for Hollinger International Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”), filed by the Company on this date under the Securities Act of 1933, as amended, with respect to 612,593 shares (the “Shares”) of Class A Common Stock, $.01 par value per share, of the Company subject to certain pledge arrangements as described in the Registration Statement.

     In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that in our opinion, the Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Very truly yours,